Exhibit 10(n)


September 16, 1998


Mr. Richard K. Arras
2090 Dogwood Estates Cove
Germantown, TN 38139

Dear Rick:

I am pleased to confirm our offer of employment for the position of President and Chief Operating Officer of Cracker Barrel Old Country Store, Inc. We believe you share our enthusiasm for the opportunities that lie ahead and that you bring the ability and professionalism to assist and share in our continued growth and success. This letter will serve to confirm the details of our offer.

Position: President and Chief Operating Officer

Employment Date: To be determined (10/12/98)

Compensation: $340,000.00 annual base salary.

Bonus: As we have discussed, you will participate in our Officer's Bonus Plan. This bonus plan is based on how the company performs on earnings per share goals and on your individual performance.
Your bonus target will be 100% of your base salary.

Stock Options: On the date you sign and return this letter, Cracker Barrel will award you an option on 150,000 shares of Cracker Barrel stock at the market closing price on the previous day.

These options become vested on a schedule of one-third each year over three years. You will have ten years from the date of this award to exercise these options, except in the case that your employment ends prior to that time. In that case you will have ninety days from the last day of your employment to exercise your options.

You will also be eligible immediately to participate in the regular stock option program as granted by the Board of Directors. For your proposed position, these options are expected to be in the range of 30,000 to 50,000 shares annually.

Additionally, in order to protect your interests in your P.S.A.R. grants which you now have with your current employer, we will provide you a restricted stock grant program consisting of 25,000 shares of Cracker Barrel stock to be vested at twenty percent each year over five years. The first twenty percent will vest one year from your start date.

Additional Compensation: We will pay you a one-time sign on bonus of $200,000.00 on your start date.

Severance: We will provide a severance package consisting of:

1.) One year's base salary and estimated bonus if involuntarily terminated for performance other than just cause, and

2.) Six hundred thousand dollars ($600,000.00) which decreases by twenty percent per year over five years, payable for termination other than just cause.

Relocation Expense: Cracker Barrel will provide a full, third-party relocation package.

Employee Benefits: You will participate in the Executive Benefit
Program.

Nothing contained in this letter is intended to create, nor shall it be construed to create, a contract of employment.

I hope that this captures the essential elements of our offer to your satisfaction. Please call if you would like to discuss this further.

We believe that this is a good match between you and Cracker
Barrel, and we are looking forward to your joining us in the near future. Please sign and return a copy of this letter in the enclosed overnight envelope.



Sincerely,                           Acceptance

/s/ Ronald N. Magruder               /s/ Richard K. Arras
Ronald N. Magruder                    Richard K. Arras
President and
Chief Operating Officer             9/18/98
                                     Date Signed